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         EXHIBIT 11.1 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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                                                      Three months ended                             Nine months ended
                                         --------------------------------------------   --------------------------------------------

                                              September 30,          September 30,           September 30,          September 30,
                                                  1997                    1996                   1997                    1996
                                         -----------------------   ------------------   -----------------------   ------------------
Primary:
Average Common shares outstanding........            15,114,764             8,691,862                14,617,416            8,681,339
Net effect of dilutive stock options-
    based on the treasury stock method
    using average fair market price......                   ---               360,529                      ---               386,275
Net effect of dilutive warrants - based
    on the treasury stock method using
    average fair market price............                   ---                50,712                      ---                53,095
                                                   ------------            ----------             ------------           -----------
Total shares.............................            15,114,764             9,103,103               14,617,416             9,120,709
                                                   ============            ==========             ============            ==========
Net income (loss)........................          $(13,460,501)           $  501,171             $(36,040,618)           $3,122,510
                                                   ============            ==========             ============            ==========
Per share amount.........................          $      (0.89)           $     0.06             $      (2.47)           $     0.34
                                                   ============            ==========             ============            ==========
Fully diluted:
Average Common shares outstanding........            15,114,764             8,691,862               14,617,416             8,681,339
Net effect of dilutive stock options-
  based on the treasury stock method
  using average fair market price at
  the end of the period..................                   ---               403,091                      ---               407,745
Net effect of dilutive warrants -  based
  on the treasury stock method
  using average fair market price at
  the end of the period..................                   ---                55,385                      ---                55,385
                                                   ------------            ----------             ------------           -----------
Total shares.............................            15,114,764             9,150,338               14,617,416             9,144,469
                                                   ============            ==========             ============            ==========
Net income (loss)........................          $(13,460,501)           $  501,171             $(36,040,618)           $3,122,510
                                                   ============            ==========             ============            ==========
Per share amount.........................          $      (0.89)           $     0.05             $      (2.47)           $     0.34
                                                   ============            ==========             ============            ==========
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